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                                                                      Exhibit 99



THE SCOTTS COMPANY                                                   NEWS
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                 SCOTTS COMPLETES ACQUISITION OF SMITH & HAWKEN

       LEADING OUTDOOR LIVING BRAND OFFERS OPPORTUNITIES FOR FUTURE GROWTH



MARYSVILLE, Ohio (October 4, 2004) - The Scotts Company (NYSE: SMG), the world's largest marketer of branded products for consumer lawn and garden care, has completed the previously announced acquisition of Smith & Hawken, Ltd., a leading brand in the fast growing outdoor living and garden lifestyle category.

         "We're glad to welcome Smith & Hawken to our family of industry-leading brands and look forward to maximizing the potential that this acquisition presents for Scotts," said Jim Hagedorn, chairman and chief executive officer. "This acquisition is a natural step for Scotts. The Smith & Hawken brand is the gold standard in outdoor living and fits with our strategy to extend into adjacent lawn and garden categories."

         Barry Gilbert will continue to lead Smith & Hawken and will report to Bob Bernstock, president of the North America business for Scotts. Gilbert and his management team will remain in Novato, Calif., where Smith & Hawken is located.

         The purchase price of Smith & Hawken is approximately $68.5 million, which includes the value of acquired tax benefits. The cash portion of the purchase price was funded with cash on hand as permitted by the Company's existing credit facility.

         Smith & Hawken products are sold through its 56 retail stores around the United States as well as through catalog and Internet sales. The business has also extended its brand into other retail channels with its successful "store-within-a-store" concept in garden centers across the country. Hagedorn said expansion of the Smith & Hawken brand through additional channels of distribution will be a key part of Scotts' growth strategy.

          "Barry Gilbert's team has done an excellent job building the Smith & Hawken brand and has created an entrepreneurial culture that is very much like Scotts," Hagedorn said. "We look forward to working with our new associates - as well as our retail partners - as together we strive to take the Smith & Hawken brand to new heights."

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About The Scotts Company
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DEDICATED TO A BEAUTIFUL WORLD: The Scotts Company, with sales of more than $2 billion, is the world's leading supplier of consumer products for lawn and garden care, with a full range of products for professional horticulture as well. The Company owns the industry's most recognized brands. In the U.S., the Company's Scotts(R), Miracle-Gro(R) and Ortho(R) brands are market leading in their categories, as is the consumer Roundup(R) brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In the U.K., Scotts' brands include Weedol(R) and Pathclear(R), the top-selling consumer herbicides; Evergreen(R), the leading lawn fertilizer line; the Levington(R) line of lawn and garden products; and Miracle-Gro(R). The Company also owns and operates Scotts LawnService(R), a leading provider of professional lawn service in the United States.


STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward looking information in this release, due to a variety of factors, including, but not limited to:
     o Adverse weather conditions could adversely affect the Company's sales and financial results;
     o The Company's historical seasonality could impair the Company's ability to pay obligations as they come due and operating expenses;
     o The Company's substantial indebtedness could adversely affect the Company's financial health;
     o Public perceptions regarding the safety of the Company's products could adversely affect the Company;
     o The loss of one or more of the Company's top customers could adversely affect the Company's financial results because of the concentration of the Company's sales to a small number of retail customers;
     o The expiration of certain patents could substantially increase the Company's competition in the United States;
     o Compliance with environmental and other public health regulations could increase the Company's cost of doing business; and
     o The Company's significant international operations make the Company more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the company's publicly filed quarterly, annual, and other reports.

CONTACT:

Jim King
Director, Investor Relations & Corporate Communications
(937) 578-5622
Jim.King@Scotts.com
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